Exhibit 99.1

CANTERBURY PARK

1100 Canterbury Road

Shakopee, MN 55379

Statement from Randy Sampson, CEO Canterbury Park, regarding expiration of purse enhancement and marketing agreement with Shakopee Mdewakanton Sioux Community

Wednesday, January 4, 2023

For the past ten years, racing at Canterbury Park benefited from an $84 million purse enhancement and marketing agreement between the track and the Shakopee Mdewakanton Sioux Community (SMSC) that supported daily purses for thoroughbred and quarter horse racing. Following many months of collaborative, good-faith discussions regarding options for a continued partnership, including an extension of the prior agreement, the agreement expired on December 31.

On behalf of Minnesota’s horse industry and all of us at Canterbury Park, I thank the leaders and members of the SMSC for their commitment to racing over the past decade. Tens of thousands of Minnesotans from all corners of the state benefit from a successful horse industry driven by live horse racing. It is not an exaggeration to say that the purse enhancement agreement with the SMSC fueled a resurgence in Minnesota racing as our purses grew and national attention refocused on the quality of our racing.

A lot has changed since the original agreement was signed ten years ago, but our commitment to the long-term, successful future of racing hasn’t changed. We are now actively developing a vibrant residential, commercial, entertainment and tourism district, including a state-of-the art 19,000-seat outdoor amphitheater scheduled to open in 2024. At the heart of that district is live horse racing at Canterbury Park.

We continue to make long-term investments in our facility to support and grow Minnesota’s racing legacy. Much of our original infrastructure, built 38 years ago, is being upgraded through a phased stable area improvement project over the next few years. This project, with a cost of over $15 million, includes several new barns and dormitory buildings as well as replacement of our track and paddock lighting system and an upgraded RV Park to accommodate horsepersons during the live racing season. These significant investments in our racing infrastructure support our vision for a strong future for horse racing in Minnesota. Our 2023 season, running from May 27 to September 16, will include fewer race days so we can continue to offer purse levels that will support competitive overnight and stakes races that appeal to our local fans and attract national interest.

Over the past decade, the landscape for racing and other gaming has changed as more states adopt sports wagering and other enhanced gaming opportunities. As the Minnesota Legislature considers changes to the scope of legalized gaming in Minnesota, we believe sustaining nationally competitive racing purses and the positive impact of horse racing on Minnesota agriculture must be a critical part of the discussion.

The best path forward will reflect consumer preferences, economic development benefits and experience in managing wagering on live events. Canterbury Park is a unique Minnesota success story – reviving a shuttered racetrack in 1994. We have successfully managed more than three decades of respected and regulated live sporting events and wagering on horse racing and card games.

As we look ahead to the new legislative session, we are hopeful that discussions around sports betting and other gaming options reflect the truth of what we have learned over the last ten years: Minnesotans benefit when both tribal casinos and racetracks flourish, and both should play an important role as plans are developed to modernize Minnesota gaming.